Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS FOURTH QUARTER AND
RECORD FISCAL 2010 RESULTS
Fiscal 2010 Net Income up 50% to $15.3 Million or $1.34 Per Diluted Share
HOUSTON, TX — October 12, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the fourth quarter and fiscal year ended July 31, 2010. KMG has consolidated the results of operations of its latest Electronic Chemicals acquisition effective March 29, 2010 and has also included the pro forma results with the acquisition for the fourth quarter and years ended July 31, 2010 and 2009 in this news release.
Fourth Quarter 2010 versus Fourth Quarter 2009 Financial Highlights:
•	Net sales rose 29% to $62.5 million from $48.4 million;

•	Operating income was $6.3 million compared to $9.4 million;

•	Net income was $3.4 million or $0.30 per diluted share compared to $4.9 million or $0.44 per diluted share;

•	Electronic Chemicals generated net sales of $36.5 million, up 76% compared to $20.8 million;

•	Wood Treating Chemicals generated net sales of $22.0 million, down 8% compared to $23.8 million; and,

•	Animal Health Products generated net sales of $3.9 million approximating last year’s $3.8 million.
Fiscal 2010 versus Fiscal 2009 Financial Highlights:
•	Net sales rose 9% to $208.6 million from $190.7 million;

•	Operating income increased 29% to $27.0 million from $20.8 million;

•	Net income rose 50% to $15.3 million or $1.34 per diluted share from $10.2 million or $0.91 per diluted share;

•	Electronic Chemicals sales, which rose 31% year-over-year, were $112.0 million or 54% of net sales compared to $85.8 million or 45% of net sales;

•	Wood Treating Chemicals generated net sales of $86.0 million or 41% of net sales compared to $94.0 million or 49% of net sales; and,

•	Animal Health Products generated net sales of $10.6 million or 5% of the total compared to $10.9 million or 6% of net sales.
KMG now presents distribution expenses as a line item separate from selling, general and administrative expenses in its consolidated statements of income and presents North America and International Electronic Chemicals as one reporting segment. All prior year information has been reclassified to conform to the fiscal year 2010 presentation.
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Financial and Operational Overview
Neal Butler, President and CEO of KMG, commented, “Our strategy of consolidating and growing specialty chemical segments continues to be successful as fiscal 2010 was our second consecutive year of record financial results, achieved despite $1.1 million of transactional and integration costs related to the most recent acquisition.”
Electronic Chemicals
Mr. Butler continued, “Our newest acquisition in Electronic Chemicals added approximately $15.7 million in net sales during the final four months of our fiscal year. Including $663,000 of integration expenses and other transition related costs, the acquired business was dilutive to EPS by $0.028 per diluted share during those four months, consistent with our expectations. As reported earlier, we successfully transitioned the Hollister, CA plant onto our information systems effective August 1st. We are now consolidating our U.S.-based manufacturing into our Pueblo, CO facility and the recently acquired Hollister, CA facility, which will significantly increase our capacity utilization at those plants. At the same time, this consolidation will allow us to sharply curtail outsourced production at third party manufacturing sites, which should have a very favorable impact on future segment operating profits. Our timetable calls for project completion by the fourth quarter of fiscal 2011. The integration project requires a modest expansion of our Hollister and Pueblo plants. We initially budgeted approximately $4.0 million for this capital investment and to date, we are on schedule and below budget.
“Income from operations in this segment rose 163% to $3.6 million in the fourth quarter from last year’s $1.4 million. For the year, segment operating income increased 198% to $11.0 million compared to $3.7 million in fiscal year 2009 due to the cost efficiency initiatives we began implementing during calendar year 2009, as well as from a strong recovery in demand from our semiconductor manufacturing customers and the inclusion of our latest acquisition for four months. Operating income in this segment was reduced by $623,000 of integration expenses incurred in the fourth fiscal quarter.”
Wood Treating Chemicals
Mr. Butler continued, “Sales of our Wood Treating Chemicals declined in the fourth quarter compared to last year’s fourth quarter due to lower demand by utilities and railroads since mid-fiscal year. In the fourth quarter, Creosote sales were $16.0 million compared to $17.5 million and for the year as a whole, they were down 7% to $63.2 million. As we reported in fiscal 2009, demand by railroads for crossties treated with Creosote was near the top of the historical range, and for most of fiscal 2010, demand was closer to mid-range. In the second half of the year, supply costs were higher as were operating expenses compared to the same period in fiscal 2009.”
Discussing Penta, Mr. Butler noted, “As we previously reported, since early this calendar year, utilities have slowed their maintenance programs in response to overall market conditions. As a result, Penta sales declined 5% in the fourth quarter to $6.0 million from $6.3 million in the final quarter of fiscal 2009. Wood Treating contributed $5.4 million to operating profits in the fourth quarter of fiscal 2010 compared to $9.8 million in the same period last year with the decline due to anticipated lower volumes along with higher prices for raw materials. Wood Treating operating income was $25.4 million for the year as a whole, up from $24.7 million in fiscal 2009.”
Animal Health
Mr. Butler continued, “Although Animal Health sales were down 3% year-over-year and operating income was $19,000, compared to $200,000 in fiscal 2009, there appears to be a slight recovery underway in the food animal markets following a very difficult two years. Having expanded our presence beyond insecticidal products, with three strategic partnerships and distribution agreements, we look forward to an increase in sales and operating profit in the fiscal 2011.”

Balance Sheet Discussion
John V. Sobchak, CFO of KMG, commented, “As of July 31, 2010, working capital increased to $43.4 million, including $4.7 million of cash, from $29.7 million one year earlier. Included in our total debt of $59.3 million is $20.0 million borrowed on our $50.0 million revolving credit facility, which was used to partially fund our most recent acquisition. We expect to use cash flow from operations to significantly reduce outstanding revolver balances by the end of fiscal 2011. We closed the year with shareholders’ equity of $84.8 million, up 19% from $71.0 million one year earlier. Cash flow from operations was $14.9 million for the year. It is worth noting that this figure was reduced by the approximately $13.0 million used to fund the working capital requirements of the business acquired in March.”
Conclusion and Outlook for Fiscal 2011
Mr. Butler commented, “We are very proud of our operational and financial achievements of the past year, and of the more than 300 employees who made fiscal 2010 the success that it was. Our March 2010 Electronic Chemicals acquisition marked KMG’s eighth transaction in eight years, through which we are carving-out and consolidating a newly defined high purity process chemicals segment out of the broader Electronic Chemicals market.
“According to the Semiconductor Industry Association, August was the sixth consecutive month of sequential monthly growth in chip sales, which is reflected in similar sales gains by our Electronic Chemicals business. We have recently seen demand flatten, albeit at significantly higher levels than a year ago. To increase our market share, we are pursuing a number of venues, including opportunities stemming from planned semiconductor manufacturing capacity expansions in North America and enhanced product offerings. For 2011, we expect that our recent acquisition will add over $30 million in sales, with comparable quarter top line growth through the first three quarters, and we are confident that the acquisition will be progressively accretive as the consolidation ensues.”
Mr. Butler pointed out, “As noted earlier, easing of demand from utilities and railroads, coupled with higher raw material costs, should translate into a first and second quarter decline in Wood Treating operating profits compared to the previous year’s unusually strong comparable periods. In fiscal year 2011, we anticipate that our quarterly operating profits from Wood Treating Chemicals should approximate our average over the last three quarters of fiscal 2010, with margins approaching a more normalized level. In our Animal Health business, the recovery began in the third quarter, and the beef market has been improving. We are also leveraging our distribution network with an expanded product portfolio including animal hygiene and feed additive products. These factors, plus a leaner Animal Health organization, should produce an upturn in operating income. While segment sales should come in at under 5% of total revenue in fiscal 2011, in dollars, sales are expected to improve over fiscal 2010.”
He concluded, “Assuming the continued gradual recovery in the economy, we anticipate that net income for the 2011 fiscal year will increase modestly over fiscal year 2010. We expect the results for the first quarter of fiscal 2011 to be in line with the most recently completed quarter, with a small sequential decline in the subsequent quarter, consistent with our historical seasonality. The year-over-year earnings growth for fiscal 2011 is expected to result from increased profitability in the second half of the fiscal year, with the acquisition’s integration driving the increase in earnings for that half. The completion of the integration project should provide further year-over-year earnings growth for fiscal year 2012, as we will benefit from a full 12 months of having the business completely integrated. We are also using this time to identify our next consolidation platform and to set our sights on concluding a transaction in the 2013 to 2014 timeframe.”

Conference Call
Date: Tuesday, October 12th
Time: 10:00 am ET
Dial-in: 866-861-6730, conference ID# 98625726
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended		Year Ended
	July 31,		July 31,
	2010	2009	2010	2009
NET SALES	$62,466	$48,411	$208,628	$190,720

COST OF SALES	43,834	28,860	138,937	126,553

Gross Profit	18,632	19,551	69,691	64,167

DISTRIBUTION EXPENSES	5,731	4,680	19,910	20,646
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,628	5,494	22,802	22,672

Operating income	6,273	9,377	26,979	20,849

OTHER INCOME (EXPENSE):
Interest income	—	—	5	7
Interest expense	(618)	(636)	(2,252)	(3,032)
Other, net	(43)	(45)	(211)	(340)

Total other expense, net	(661)	(681)	(2,458)	(3,365)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,612	8,696	24,521	17,484

Provision for income taxes	(2,207)	(3,775)	(9,191)	(7,248)

INCOME FROM CONTINUING OPERATIONS	3,405	4,921	15,330	10,236

DISCONTINUED OPERATIONS
Loss from discontinued operations, before income taxes	—	(7)	—	(29)
Income tax benefit	—	—	—	8

Loss from discontinued operations	—	(7)	—	(21)

NET INCOME	$3,405	$4,914	$15,330	$10,215

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.30	$0.44	$1.37	$0.92
Loss from discontinued operations	—	—	—	—

Net income	$0.30	$0.44	$1.37	$0.92

Diluted
Income from continuing operations	$0.30	$0.44	$1.34	$0.91
Loss from discontinued operations	—	—	—	—

Net income	$0.30	$0.44	$1.34	$0.91

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,228	11,099	11,183	11,085
Diluted	11,456	11,267	11,422	11,230

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following table sets forth pro forma results had the General Chemical acquisition occurred as of the beginning of the periods presented (in thousands, except per share data). The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations would have been had we completed the acquisition as of the dates indicated.

	Three Months Ended July 31,		Year Ended July 31,
	2010	2009	2010	2009

Revenues	$62,466	$60,304	$236,847	$240,599
Operating income	6,273	11,083	28,613	23,111
Net income	3,462	5,843	16,368	11,346
Earnings per share — Basic	$0.31	$0.53	$1.46	$1.02
Depreciation included in the pro forma financial information is approximately $230,000 per month for the year ended July 31, 2010 and $243,000 per month for the other periods.
KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	July 31,	July 31,
	2010	2009

Cash and cash equivalents	$4,728	$7,174

Net working capital	43,387	29,724

Total assets	176,021	143,508

Long-term debt, including current portion	59,333	46,292

Shareholders’ Equity	84,778	70,977